UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 13, 2014 (October 14, 2014)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Secured Financing

On October 13, 2014, Overland Storage, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with FBC Holdings S.à r.l. (the “Lender”), the majority shareholder of the Company and an affiliate of Cyrus Capital Partners, L.P. Pursuant to the Loan Agreement, the Lender loaned to the Company $7.5 million (the “Loan”). The net proceeds of the Loan shall be used by the Company (i) to repay $2.5 million of the Company’s outstanding obligations to Sphere 3D Corporation (“Sphere”) under the Amended & Restated Promissory Note dated September 8, 2014 issued by the Company to Sphere (the “Sphere Repayment”) and (ii) for $5.0 million of working capital and general corporate purposes. After taking into account the Sphere Repayment, the Company has secured $5.0 million of additional working capital in the form of debt financing from Cyrus Capital pursuant to the Loan to support restructuring and transition plans.

The Loan is scheduled to mature on the second (2nd) anniversary of the funding date of the Loan; provided, however, that if the closing of the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) between the Company and Sphere and S3D Acquisition Company, a California corporation and wholly owned subsidiary of Sphere does not occur prior to January 12, 2015 (ninety (90) days after the funding of the Loan by the Lender), the Company shall be required to pay the Loan in full on such date, together with all accrued and unpaid interest thereon.

The obligations under the Loan (a) are secured by a second priority lien on substantially all assets of the Company, other than (i) the Company’s intellectual property that is subject to any pending litigation as of the date hereof and (b) are secured by a first priority lien on 65% of the stock of the Company’s directly owned foreign subsidiaries (the “Foreign Subsidiaries”). No later than December 31, 2014, the Company is required to (i) enter into stock pledge agreements with respect to 65% of the stock of each Foreign Subsidiary governed by the local law of the jurisdiction of formation of each Foreign Subsidiary and (ii) cause Tandberg Data Holdings S.à r.l. to grant a first priority security interest in its intellectual property as collateral for the Loan unless granting the security interest would result in a material adverse tax impact for the Company or any of its subsidiaries.

Outstanding principal under the Loan will bear interest at 8.0% simple interest per annum, payable semi-annually in arrears on the last day of June and December of each year. The Company has the option to pay accrued and outstanding interest (a) entirely in cash, (b) with respect to interest payable after December 31, 2014, in kind by increasing the principal amount of the Loan by an amount equal to the accrued interest or (c) with respect to interest payable after the consummation of the Merger, shares of common stock of Sphere so long as the issuer thereof remains a Foreign Private Issuer (as such term is defined in Rule 3b-4 of the Securities Exchange Act of 1934, as amended) as of the date of such issuance; provided that the Company may not pay interest in stock at a price per share lower than $6.50 (as adjusted for stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations and the like) and in the event of a share price lower than such amount, the Company shall have the option to pay interest in a combination of stock and cash so long as the number of shares that the Company may issue shall not exceed the quotient obtained by dividing the interest payable at such time by $6.50 with any remaining interest being payable in cash.

In connection with the Sphere Repayment, Sphere has agreed with the Lender to guaranty $2.5 million in principal amount of the Loan. Sphere has further agreed that (i) if the closing of the Merger does not occur prior to January 12, 2015 (ninety (90) days after the funding of the Loan by the Lender), or (ii) immediately after the closing of the Merger, Sphere shall issue shares of common stock of Sphere to the Lender in repayment of an outstanding principal amount of the Loan equal to $2.5 million. If Sphere is required to issue such shares because the closing of the Merger has not occurred prior to January 12, 2015, Sphere will have subrogation rights against the Company for the repayment of the $2.5 million principal amount of the Loan paid to the Lender by Sphere.

The Loan Agreement contains customary covenants, including covenants that limit or restrict the Company’s ability to incur liens, sell assets, incur indebtedness, or make certain restricted payments. Upon the occurrence of an event of default under the Loan Agreement, the Lender may declare all amounts outstanding to be immediately due and payable. The Loan Agreement specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other materials indebtedness, bankruptcy and insolvency defaults and material judgment defaults.

The Company has agreed to reimburse the Lender for expenses of up to $50,000 for negotiating and documenting the Loan Agreement and all expenses of the Lender of up to $30,000 incurred after entering into the Loan Agreement. The Company has also agreed to indemnify the Lender in a manner customary for financings of this type. The Company has additionally agreed to transfer 25,000 shares of Sphere common stock owned by the Company to the holders of the existing convertible notes issued by the Company (all of which are affiliates of the Lender) as a fee for waiving the debt and lien restrictions under such convertible notes.

Amendment to Merger Agreement

As previously announced, on May 15, 2014 the Company entered into the Merger Agreement with Sphere and S3D Acquisition Company. On October 13, 2014, the Company entered into an Amendment to Agreement and Plan of Merger (the “Amendment to the Merger Agreement”) with Sphere and S3D Acquisition Company.

Pursuant to the Amendment to the Merger Agreement, Sphere consented to the entry by the Company into the Loan Agreement with the Lender and the completion of the transactions contemplated thereby. Sphere additionally agreed to guaranty $2.5 million in principal amount of the Loan as described above and to permit the Company to transfer 25,000 shares of common stock of Sphere to the holders of the existing convertible notes issued by the Company (all of which are affiliates of the Lender) as a fee for waiving the debt and lien restrictions under such convertible notes.

Pursuant to the Merger Agreement, at the closing of the Merger each issued and outstanding share of common stock of the Company will be canceled and extinguished and automatically converted into the right to receive a fraction of a share of Sphere common stock equal to the “Exchange Ratio.” In exchange for the consent of Sphere to the entry by the Company into the Loan Agreement and the issuance of shares of common stock by Sphere pursuant to the Conversion and the Waiver Issuance, the Company agreed in the Amendment to the Merger Agreement to reduce the Exchange Ratio from 0.510594 to 0.46385, such that the “Exchange Ratio” shall be equal to 0.4634 plus the quotient obtained by dividing (x) the number of shares of common stock of Sphere held by the Company immediately prior to the closing of the Merger by (y) 18,495,865.20 plus the quotient obtained by dividing (A) (i)105% of the principal amount of any indebtedness of the Company to Cyrus Capital Partners and its affiliates repaid by the Company on or after the date of the Merger Agreement and prior to the closing of the Merger divided by (ii) 8.675 by (B) 18,495,865.20.

Copies of the Loan Agreement and the Amendment to the Merger Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing descriptions of the Loan Agreement and the Amendment to the Merger Agreement are qualified in their entirety by reference to the full text of the Loan Agreement and the Amendment to the Merger Agreement, respectively.

Item 8.01	Other Events

Litigation Related to the Merger

In May 2014, the Company announced that it had signed an agreement and plan of merger with Sphere. Since the merger was announced, four separate putative shareholder class action lawsuits were filed against the Company, all of its directors, Merger Sub, and Sphere (the “Company Defendants”) in the California Superior Court in and for the County of San Diego (the “Merger Actions”). Three of the lawsuits also named as a defendant Cyrus Capital Partners, the investment manager of the Cyrus Funds, which own the majority of the Company shares. On June 25, 2014, the Superior Court entered an order providing for the consolidation of all cases relating to the Company’s decision to enter into the merger agreement with Sphere. These cases have been consolidated before a single judge and are referred to as In re Overland Storage Inc., Shareholders Litigation, Lead Case No. 37-2014-00016017-CU-SL-CTL (the “Consolidated Action”). On July 30, 2014, the plaintiffs filed their consolidated amended complaint. The lawsuit alleges breaches of fiduciary duties and conflicts of interest against the Company’s directors relating to the merger process, the terms of the merger agreement, and the consideration to be received by the Company’s shareholders under the terms of the merger agreement. The lawsuit alleges that the other defendants aided and abetted the purported breaches of fiduciary duties by the Company’s directors. The relief sought includes an injunction prohibiting the consummation of the proposed merger, rescission of the merger to the extent already implemented or rescissory damages, damages, and an award of attorneys’ fees and costs.

On October 13, 2014, the plaintiffs and the Company Defendants entered into a memorandum of understanding (the “Memorandum of Understanding”) to settle the Consolidated Action and Merger Actions. The Memorandum of Understanding provides, among other things, that additional disclosures would be made concerning the analysis performed by the Company’s financial advisor relating to the proposed merger, the Company’s management projections, and the circumstances leading up to the proposed merger.

While the Company believes that the lawsuits are without merit, and the Company specifically denies the allegations made in the lawsuits and maintains that it and the other defendants committed no wrongdoing whatsoever, to permit the timely consummation of the proposed merger, and without admitting the validity of any allegations made in the lawsuits, the Company concluded that it is desirable that the Consolidated Action and Merger Actions be resolved. The proposed settlement of the Consolidated Action and Merger Actions, which is subject to confirmatory discovery and court approval, provides for the release of all claims against the defendants relating to the proposed merger and the allegations in the Consolidated Action and Merger Actions. There can be no assurance that the settlement will be finalized or that the Superior Court will approve the settlement.

Press Release

A copy of a press release issued by the Company on October 14, 2014, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed combination of the Company and Sphere. In connection with the proposed business combination, Sphere has filed relevant materials with the SEC, including a registration statement on Form F-4 that includes a proxy statement of the Company that also constitutes a prospectus of the Sphere. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND PROSPECTUS INCLUDED THEREIN, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and the Company’s stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from the Company.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, unforeseen changes in the course of the Company’s business or Sphere’s business; any failure to consummate the proposed merger between the Company and Sphere; any increase in Sphere or the Company’s cash needs; possible actions by customers, suppliers, competitors or regulatory authorities with respect to the Company or Sphere; other risks detailed in the Form F-4 filed by Sphere with the SEC; and other risks detailed from time to time in the Company’s periodic reports filed with the SEC. The Company undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement dated October 13, 2014 by and between Overland Storage, Inc. and FBC Holdings S.à r.l.

10.2	Amendment to Agreement and Plan of Merger dated October 13, 2014 by and among Overland Storage, Inc., Sphere 3D Corporation and S3D Acquisition Company.

99.1	Press Release issued by the Company, dated October 14, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: October 14, 2014	/s/ Kurt L. Kalbfleisch
Name: Kurt L. Kalbfleisch Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Loan and Security Agreement dated October 13, 2014 by and between Overland Storage, Inc. and FBC Holdings S.à r.l.

10.2	Amendment to Agreement and Plan of Merger dated October 13, 2014 by and among Overland Storage, Inc., Sphere 3D Corporation and S3D Acquisition Company.

99.1	Press Release issued by the Company, dated October 14, 2014